UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report: December 15, 2016

(Date of earliest event reported)

Imperva, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35338	03-0460133
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3400 Bridge Parkway Redwood Shores, California	94065
(Address of Principal Executive Offices)	(Zip Code)

(650) 345-9000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

The Board of Directors (the “Board”) of Imperva, Inc. (“Imperva”) appointed Roger J. Sippl to the Board, effective December 15, 2016, upon Mr. Sippl’s acceptance of such appointment.

In connection with his appointment to the Board, Mr. Sippl received restricted stock units with a number of shares equal to $400,000 divided by the closing price of Imperva’s common stock on the Nasdaq Global Select Market on the date of grant (the “RSUs”). The date of grant was December 16, 2016, the first Friday following Mr. Sippl’s acceptance of appointment to the Board. Accordingly, Mr. Sippl received RSUs for 10,554 shares. The RSUs will vest annually in equal installments over three years of service beginning on December 15, 2016. Upon a change in control of Imperva, the RSUs will vest in full. In addition, Mr. Sippl will receive an annual retainer of $30,000 for his service as a Board member. Mr. Sippl has not been appointed to a Board committee.

It is expected that Mr. Sippl will execute Imperva’s standard form of indemnification agreement. This agreement provides for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by Mr. Sippl in any action or proceeding to the fullest extent permitted by applicable law.

The foregoing descriptions are qualified in their entirety by the full text of the Offer Letter, effective December 15, 2016, between Imperva and Mr. Sippl, attached as Exhibit 99.1 to this Current Report on Form 8-K, and the form of Indemnification Agreement, which was filed as Exhibit 10.4 to Imperva’s Amendment No. 4 to Form S-1 Registration Statement filed on October 28, 2011, which are incorporated herein by reference.

A copy of the press release announcing Mr. Sippl’s appointment is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Offer Letter, effective December 15, 2016, between Imperva, Inc. and Roger J. Sippl.

99.2	Press release issued by Imperva, Inc., dated December 20, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Imperva, Inc.

By:	/s/ Terrence J. Schmid
Terrence J. Schmid Chief Financial Officer

Date: December 20, 2016

EXHIBIT INDEX

Number	Description

99.1	Offer Letter, effective December 15, 2016, between Imperva, Inc. and Roger J. Sippl.

99.2	Press release issued by Imperva, Inc., dated December 20, 2016.